Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Aptorum Group Limited (the “Company”) on Amendment No.3 to Form F-1 (FILE NO. 333-248743) of our report dated April 28, 2023 with respect to our audits of the consolidated financial statements of the Company as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022, which report is included in the Annual Report on Form 20-F of Aptorum Group Limited for the year ended December 31, 2022.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York

May 17, 2023

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com